EXECUTION COPY
Exhibit 10.8

Via E-Mail: mitra.oneill@gmail.com
Mitra Hormozi, Esq.
205 West 57th Street Apt. 6C
New York, NY 10019

Dear Mitra:

This letter agreement confirms our mutual understanding that you will cease providing Legal Advisory Services under the Consulting Agreement, by and among you, Revlon, Inc. and Revlon Consumer Products Corporation, dated as of November 7, 2019 (the “Consulting Agreement”). Capitalized terms not defined herein shall have the meaning set forth in the Consulting Agreement.

Effective April 1, 2020, you will cease providing Legal Advisory Services, and will cease receiving Legal Advisory Services Pay. Legal Advisory Services Pay for any Legal Advisory Services rendered prior to April 1, 2020 shall be paid to you on the Regular Payment Date. The CEO may reinstate the Legal Advisory Services and payment of the Legal Advisory Service Pay when she deems appropriate, in her sole discretion, exercised reasonably.

The parties agree that cessation of the Legal Advisory Services under the Consulting Agreement pursuant to this letter agreement does not constitute a termination of the Consulting Agreement and does not trigger any rights or remedies pursuant to Section 1(d), or any other provision, of the Consulting Agreement.

All other terms of the Consulting Agreement will remain in place during the Term unless further amended by written agreement between the parties.

Please indicate your agreement by signing below.

Sincerely,

/s/ Ely Bar-Ness

Ely Bar-Ness
Chief Human Resources Officer

I agree with and accept the terms set forth above:

/s/ Mitra Hormozi	Date: As of March 30, 2020
Mitra Hormozi